Exhibit 99.1

Cray/Media: Steve Conway 651/592-7441 sttico@aol.com	Investors: John Snyder 206/262-0291 john@snyderir.com
Cray Reports Improved Third Quarter 2005 Financial Results
Cray improves cash position and reduces operating expenses
SEATTLE, WA — November 9, 2005 — Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced financial results for the third quarter and nine months ended September 30, 2005.
Total revenue for the third quarter 2005 was $44.7 million compared to $45.9 million in the same period last year. Net loss for the third quarter 2005 was ($10.3) million, or ($0.12) per share, versus a net loss of ($111.0) million, or ($1.27) per share reported in the third quarter of 2004. Financial results for the comparable quarter last year were adversely affected by a number of unusual charges, the most significant related to recognition of a valuation allowance against a deferred tax asset of ($69.8) million.
Third quarter 2005 operating costs for research and development, sales and marketing and general and administrative expenses declined substantially to $15.9 million from $27.0 million last year, and $25.6 million reported in the second quarter 2005. The 38 percent decrease in expenses from the second quarter of 2005 benefited from increased government co-funding, workforce reductions and temporary pay reductions implemented in June 2005.
Product gross margin in the third quarter 2005 was 13 percent and included the negative impact of inventory adjustments and technology amortization of $1.1 million. Service margin during the third quarter 2005 was 34 percent.
Included in the loss from operations in the third quarter 2005 were expenses of $4.9 million for depreciation and amortization, $0.8 million for non-cash stock compensation and $1.2 million for restructuring and severance.
Cash and short-term investments as of September 30, 2005 increased to approximately $22.7 million, much higher than the $8.5 million reported at the end of the second quarter 2005. To date, the Company has not drawn upon the credit facility put in place in the second quarter.

Inventory decreased sequentially to $95.5 million from $106.6 million at the end of the second quarter. Equally important, finished goods including inventory located at customer sites was $73.7 million, up from $58.8 million at the end of the second quarter.
“We are pleased to see that the initiatives we launched in the prior quarter are beginning to produce results. We made considerable progress during the quarter to reduce expenses, narrow Cray’s operating loss and strengthen the balance sheet,” commented Peter Ungaro, Chief Executive Officer. “We also received a number of important Cray X1E™ and Cray XD1™ acceptances and we continue to make headway on the remaining large Cray XT3™ installations. For example, we recently received an acceptance for one of our largest Cray XT3 systems located at the Pittsburgh Supercomputing Center,” he said. “We still have a lot of work to do to improve Cray’s operating and financial results, but the progress we made in the third quarter gives us confidence that we are on the right course.”
For the nine month period ended September 30, 2005, Cray reported total revenue of $135.8 million compared to $109.8 million reported in the first nine months of 2004. Net loss for the first nine months of 2005 was ($55.1) million, or ($0.62) cents per share. Net loss for the comparable nine month period in 2004 was ($169.3) million, or a loss of ($2.06) per share.
New product bookings during the third quarter were below second quarter bookings as well as third quarter revenues. Bookings were adversely affected by seasonal government funding cycles, but total product backlog remains substantial.
Recent Highlights
•	In August, Cray announced the appointment of Peter J. Ungaro as Chief Executive Officer.

•	On November 2nd, Cray appointed industry veteran Jan Silverman as Senior Vice President, Corporate Strategy and Business Development.

•	Cray made considerable progress with the Sandia Red Storm project and achieved a series of critical milestones. The Company collected $8.8 million in milestone payments and clarified the path to acceptance. Additionally, Sandia ordered a separate four-cabinet Cray XT3 system.

•	Last week Cray received acceptance on one of its largest Cray XT3 installations, located at the Pittsburgh Supercomputing Center. This system, known as “Big Ben,” is currently running a number of important scientific applications on more than 2,000 processors.

•	Oak Ridge National Laboratory (ORNL) accepted a Cray X1E system with 1,024 processors, the largest Cray X1E accepted to date, with a peak performance of over 18 teraflops. Scientists are using the ORNL system for research in five different “grand challenge” areas including combustion simulation and plasma energy research.

•	In the third quarter, the Maui High Performance Computer Center accepted the largest Cray XD1 system to date. Additionally, the Cray XD1 system had its best ever quarter for orders, including announced orders for the largest Cray XD1 systems yet, one for the Naval Research Laboratory and another for Rice University. Cray also announced partnerships with a number of software companies to assist customers in taking advantage of the applications acceleration features of the Cray XD1 system.

•	Cray announced in October that it has launched the Earth System Research Center (ESRC), a cooperative venture between Cray and the Korea Meteorological Administration. The ESRC is being established to advance the science of earth-system modeling over the East-Asia Pacific region.
Outlook
Cray reaffirms guidance that operating results in the second half of 2005 should be better than results in the first half of the year. Cray anticipates that fourth quarter results are likely to show improvement over third quarter and that the Company could achieve profitability from operations in the fourth quarter 2005. This outlook assumes that Cray secures expected key outstanding customer acceptances and new research and development contracts. Based on our current outlook, total annual revenue for 2005 could be in the range of $195 million.
The Company expects to have available cash balances through year-end without utilizing its credit facility.
“While it’s still early to discuss the outlook for 2006, we are participating in a number of major HPC procurements that could result in orders for Cray systems over the next twelve months,” commented Ungaro. “We continue our drive to return Cray to consistent profitability and market leadership. We are optimistic about the second half of 2006. However, we still face challenges in the timing of government funding cycles, planned product upgrades and customer orders and acceptances that could adversely affect financial and operating performance in the first half of 2006.”
Conference Call Information
A conference call to discuss third quarter financial results will be held today, Wednesday, November 9, at 2:00 p.m. Pacific Time. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-257-1836. International callers should dial 303-205-0066. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com or to www.streetevents.com. If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 365 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11044477#. International callers can listen to the replay by dialing 303-590-3000, access code 11044477#. The conference call replay will be available for 72 hours, beginning at 5:00 p.m. Pacific Time on November 9, 2005.
About Cray Inc.
As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These include fluctuating quarterly operating results, lower margins and earnings due to significant pricing pressure, the timing of customer acceptances for products shipped, the timing and level of government research and development funding and supercomputer system purchases, technical challenges of developing high performance computing systems including potential delays in development projects, retention and attraction of key employees and managers, adequate liquidity and cash resources, reliance on third-party suppliers including delays in availability of parts from suppliers, the successful porting of application programs to Cray computer systems, Cray’s ability to keep up with rapid technological change, Cray’s ability to compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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Cray is a registered trademark, and Cray X1E, XT3 and XD1 are trademarks of Cray Inc. All other trademarks are the property of their respective owners.
Tables to Follow

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005
REVENUE:
Product	$34,806	$33,285	$72,713	$99,796
Service	11,118	11,456	37,056	35,998

Total revenue	45,924	44,741	109,769	135,794

OPERATING EXPENSES:
Cost of product revenue	46,052	29,005	75,089	96,567
Cost of service revenue	6,909	7,546	23,274	22,652
Research and development	13,344	6,472	34,779	32,932
Sales and marketing	8,720	5,778	24,950	19,951
General and administrative	4,974	3,617	12,354	12,491
Restructuring and severance charges	7,129	1,201	7,129	2,933
In-process research and development charge	—	—	43,400	—

Total operating expenses	87,128	53,619	220,975	187,526

Loss from operations	(41,204)	(8,878)	(111,206)	(51,732)
OTHER INCOME (EXPENSE), NET	91	(254)	(111)	(602)
INTEREST INCOME (EXPENSE), NET	171	(1,115)	339	(2,319)

Loss before income taxes	(40,942)	(10,247)	(110,978)	(54,653)
PROVISION (BENEFIT) FOR INCOME TAXES	70,057	3	58,368	428

Net loss	$(110,999)	$(10,250)	$(169,346)	$(55,081)

Basic and diluted net loss per share:	$(1.27)	$(0.12)	$(2.06)	$(0.62)

Shares used in computation of basic and diluted net loss per share:	87,236	88,618	82,013	88,376

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	September 30,
	2004	2005
ASSETS
Current assets:
Cash and cash equivalents	$41,732	$22,723
Restricted cash	11,437	—
Short-term investments, available for sale	34,253	—
Accounts receivable, net of allowance of $1,439 and $293, respectively	33,185	56,703
Inventory	71,521	95,480
Prepaid expenses and other current assets	5,225	4,623

Total current assets	197,353	179,529
Property and equipment, net	36,875	34,758
Service spares, net	3,590	3,498
Goodwill	55,644	56,476
Intangible assets, net	6,197	5,250
Other non-current assets	9,130	9,945

TOTAL	$308,789	$289,456

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,875	$21,175
Accrued payroll and related expenses	14,970	13,324
Other accrued liabilities	8,214	15,328
Deferred revenue	53,219	76,353

Total current liabilities	100,278	126,180
Deferred tax liability	1,662	1,332
Other non-current liabilities	1,549	4,742
Convertible notes payable	80,000	80,000
Commitments and contingencies
Shareholders’ equity:
Common stock, par $.01 - Authorized, 150,000,000 shares; issued and outstanding, 87,348,641 and 88,712,894 shares, respectively	413,911	419,374
Exchangeable shares, no par value, unlimited shares authorized; issued and outstanding, 570,963 and 103,770 shares, respectively	4,173	758
Deferred compensation	(4,220)	(280)
Accumulated other comprehensive income	4,560	5,555
Accumulated deficit	(293,124)	(348,205)

	125,300	77,202

TOTAL	$308,789	$289,456